UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 2, 2006

ZUMIEZ INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement

On October 2, 2006, Zumiez Inc. (the “Company”) entered into a lease agreement (the “Lease Agreement”) with Merrill Creek Center, LLC (the “Landlord”) pursuant to which the Company agreed to expand its existing lease for an aggregate of 87,350 square feet of home office and distribution center space located at 6300 Merrill Creek Parkway, Everett, Washington by 37,350 square feet, bringing the aggregate square footage leased to 124,700 square feet effective January 1, 2007.  The Lease Agreement terminates and replaces the current lease with the Landlord.

The Lease Agreement provides for an initial lease term of 126 months with the Company having an option to extend the lease term for an additional period of five years.  The Company will pay the Landlord, on a triple net basis, fixed minimum monthly rate according to the following schedule:  $33,648.00 (month 1); $38,346.00 (months 2-6); $61,503.00 (months 7-13); $62,557.52 (months 14-18); $63,136.44 (months 19-25); $64,219.95 (months 26-30); $64,813.35 (months 31-37); $65,926.66 (months 38-42); $66,534.90 (months 43-49); $67,678.82 (months 50-54); $68,302.26 (months 55-61); $69,477.65 (months 62-66); and thereafter at annual 2.66% increases (months 67-126).  If the Company elects to extend the lease term for an additional 5 year term, then the rent will be based on a fair market value rent.  The Landlord has agreed to provide the Company with a $65,000 tenant improvement allowance to upgrade the 37,350 square feet of new leased space.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached to this current report as Exhibit 10.13.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

	10.13.	Merrill Creek Center Lease Agreement, dated October 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: October 4, 2006	By:	/s/ Richard M. Brooks

Richard M. Brooks
President and Chief Executive Officer